Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Investors Title Company
Chapel Hill, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-109279, 333-161209, 333-33903) on Form S-8 of Investors Title Company of our reports dated March 14, 2013, with respect to the consolidated financial statements as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012 of Investors Title Company, which reports appear in Investors Title Company’s 2012 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

High Point, North Carolina
March 14, 2013